Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Exxon Mobil Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, without par value	Other	562,010,069	N/A	$56,203,425,896	0.00014760	$8,295,626

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$56,203,425,896		$8,295,626

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$8,295,626

(1)

Represents the estimated maximum number of shares of common stock, without par value (“ExxonMobil common stock”) of Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”), issuable or expected to be issued upon completion of the proposed merger of SPQR, LLC, a wholly-owned subsidiary of ExxonMobil (“Merger Sub”), with and into Pioneer Natural Resources Company, a Delaware corporation (“Pioneer”), with Pioneer surviving as a wholly-owned subsidiary of ExxonMobil (the “Merger”), and is based on the product of (a) the sum of (i) 233,308,884 shares of Pioneer common stock, par value $0.01 per share (“Pioneer common stock”) outstanding as of November 16, 2023, of which 6,201 constitute restricted shares of Pioneer common stock, (ii) 592,622 shares of Pioneer common stock in respect of Pioneer restricted stock units (whether vested or unvested), (iii) 59,213 shares of Pioneer common stock in respect of Pioneer restricted stock units issued by Pioneer to non-employee members of the Pioneer board of directors, pursuant to which the holder has made an election to defer the receipt of shares of Pioneer common stock (whether vested or unvested), (iv) 913,258 shares of Pioneer common stock in respect of Pioneer performance stock units (whether vested or unvested) , (v) 1,247,548 shares of Pioneer common stock reserved for issuance under the Pioneer Employee Stock Purchase Plan and (vi) 5,769,699 shares of Pioneer common stock reserved for issuance upon conversion of the Convertible Notes and (b) 2.3234, the exchange ratio under the Merger Agreement dated as of October 10, 2023 by and among ExxonMobil, Merger Sub and Pioneer.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and computed pursuant to Rule 457(c) and Rule 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of Pioneer common stock (the securities to be exchanged and cancelled in the Merger) as the product of (a) $232.35, the average of the high and low prices per share of Pioneer common stock as reported on the New York Stock Exchange on November 16, 2023, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (b) 241,891,224 the estimated maximum number of shares of Pioneer common stock to be exchanged for shares of ExxonMobil common stock upon completion of the Merger.